Exhibit 99.28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust III and to the use of our report dated February 27, 2026 on the financial statements and financial highlights of FPA Flexible Fixed Income Fund, a series of shares of Investment Managers Series Trust III. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2026